        As filed with the Securities and Exchange Commission on January 16, 2001
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                  FORM S-8/S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
(Including Registration of shares for resale by means of a Form S-3 Prospectus)

                               ----------------

                             EVOLVE SOFTWARE, INC.
             (Exact name of Registrant as specified in its charter)

                               ----------------

           Delaware                                94-3219745
(State or other jurisdiction of                 (I.R.S. Employer
incorporation or organization)               Identification Number)

                          1400 65th Street, Suite 100
                              Emeryville, CA 94608
                                 (510) 428-6000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------

                             1995 Stock Option Plan
                      Restricted Stock Purchase Agreements
                        Non-Plan Stock Option Agreements
                            (Full title of the plan)

                               ----------------

                               JOHN P. BANTLEMAN
                            Chief Executive Officer
                             Evolve Software, Inc.
                          1400 65th Street, Suite 100
                              Emeryville, CA 94608
                                 (510) 428-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                    Copy to:

                             LARRY W. SONSINI, ESQ.
                               RAMSEY HANNA, ESQ.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                              Palo Alto, CA 94304
                                 (650) 493-9300

                               ----------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
                                                        Proposed Maximum Proposed Maximum
   Title of Each Class of Securities      Amount to be   Offering Price     Aggregate        Amount of
            to be Registered               Registered      Per Share      Offering Price  Registration Fee
----------------------------------------------------------------------------------------------------------
Common Stock $0.001 per share par value:
 Issued under the 1995 Stock Option            460,757
 Plan..................................      shares(1)       $4.695(4)     $ 2,163,254         $  541
----------------------------------------------------------------------------------------------------------
Common Stock $0.001 per share par value:
 Issued under Restricted Stock Purchase      6,479,530
 Agreements............................      shares(2)       $4.695(4)     $30,421,393         $7,606
----------------------------------------------------------------------------------------------------------
Non-Plan Stock Options
 Common Stock $0.001 per share par value       215,000
 Currently outstanding options.........      shares(3)       $4.695(4)     $ 1,009,425         $  252
----------------------------------------------------------------------------------------------------------
                                            7,155,287
TOTAL..................................      shares          $4.695(4)     $33,594,072         $8,399
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) The 460,727 shares issued under the 1995 Stock Option Plan registered pursuant to this Registration Statement are in addition to 2,929,367 shares issuable under the 1995 Stock Option Plan registered pursuant to Evolve's Registration Statement on Form S-8 filed on August 10, 2000 (SEC Registration No. 333-43448).
(2) Represents certain shares held by stockholders who purchased the shares by means of restricted stock purchase agreements entered into in connection with employment agreements.
(3) Represents currently outstanding stock options issued to foreign-based employees of Evolve in connection with the employment of such individuals.
(4) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on January 10, 2001.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   PROSPECTUS

                                7,155,287 Shares

                             Evolve Software, Inc.

                                  Common Stock

                               ----------------

   This prospectus relates to 7,155,287 shares of the common stock of Evolve Software, Inc., acquired in connection with the employment of the selling stockholders or issuable upon exercise of stock options held by employees. These shares may be offered from time to time by selling stockholders identified beginning on page 14 of this prospectus. It is anticipated that the selling stockholders may offer shares for sale at prevailing prices in the Nasdaq National Market on the date of sale or in negotiated transactions at such prices as may be agreed upon, or in a combination of such methods of sale. See "Plan of Distribution." We will receive no part of the proceeds from any such sales of the shares. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us. The shares were acquired by the selling stockholders under our 1995 Stock Option Plan or restricted stock purchase agreements, or will be acquired pursuant to options issued to foreign-based employees outside of any stock plan.

                               ----------------

   Our common stock is listed on the Nasdaq National Market under the symbol "EVLV." On January 10, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $4.69 per share.

                               ----------------

   See "Risk Factors" beginning on page 4 to read about certain risks that you should consider before buying shares of our common stock.

                               ----------------

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                The date of this prospectus is January 16, 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Special Note Regarding Forward-Looking Statements..........................   2
Prospectus Summary.........................................................   3
The Offering...............................................................   3
Risk Factors...............................................................   4
Use of Proceeds............................................................  12
Selling Stockholders.......................................................  13
Plan of Distribution.......................................................  18
Where You Can Find More Information........................................  19
Information Incorporated by Reference......................................  19
Legal Matters..............................................................  20
Experts....................................................................  20

   You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Certain selling stockholders may offer to sell shares and may seek offers to buy shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements within "Our Company," "Risk Factors," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully.

   Evolve Software, Inc. is a leading provider of Internet-based end-to-end solutions for automating professional service organizations. Our ServiceSphere software suite integrates and streamlines the core processes that are critical to professional services organizations: managing project opportunities, professional resources and service delivery. We license our Evolve ServiceSphere solution directly to services organizations and provide related implementation, integration, training, maintenance and hosting services. Our Services.com online applications portal enables smaller professional services providers to rapidly and cost-effectively access the benefits of our ServiceSphere technology to manage their businesses. Our solution combines the efficiency gains of automating business processes with the benefits of online inter-company collaboration, creating an ePlatform for the professional services industry.

   We were incorporated in Delaware in February 1995. Our principal executive offices are located at 1400 65th Street, Suite 100, Emeryville, CA 94608 and our telephone number is (510) 428-6000. Our website is www.evolve.com. The information on the website is not a part of this prospectus.

                                  THE OFFERING

   All of the shares that may be offered with this prospectus are held by stockholders who acquired or will acquire ownership of the shares either through the exercise of stock options granted them under our 1995 Stock Option Plan, through private sales by means of restricted stock purchase agreements in connection with the employment of such individuals, or pursuant to options issued to foreign-based employees outside of any stock plan.

Common Stock that may be offered by the selling
 stockholders..........................................       7,155,287
Common Stock outstanding after this offering...........      38,668,366*
Use of proceeds........................................ No proceeds to Company

--------
* Because all but 215,000 of the shares that may be offered with this prospectus are already outstanding, this number represents 215,000 more shares than the number of shares outstanding as of January 12, 2001.

                                  RISK FACTORS

   You should consider carefully the following risks before you decide to buy our common stock. If any of the following risks actually materializes, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could fall, and you could lose all or part of the money paid to buy our common stock.

Our business is difficult to evaluate because our operating history is limited.

   It is difficult to evaluate our business and our prospects because our revenue and income potential are unproven. We commenced recognizing sales revenues in the first quarter of 1999. Because of our limited operating history, there may not be an adequate basis for forecasts of future operating results, and we have only limited insight into the trends that may emerge in our business and affect our financial performance.

We have incurred losses since inception, and we may not be able to achieve profitability.

   We have incurred net losses and losses from operations since our inception in 1995, and we may not be able to achieve profitability in the future. Since inception, we have funded our business primarily from the sale of our stock and by borrowing funds, not from cash generated by our business. We expect to continue to incur significant sales and marketing, research and development, and general and administrative expenses. As a result, we expect to experience continued losses and negative cash flows from operations. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

Our future operating results may not follow past trends due to many factors, and any of these could cause our stock price to fall.

   We believe that quarter-to-quarter comparisons of our operating results are not a good indication of future performance. Although our operating results have generally improved from quarter to quarter in the recent past, our future operating results may not follow past trends. It is likely that in some future quarters our operating results may be below the expectations of public market analysts and investors due to factors beyond our control, and as a result, the price of our common stock may fall.

   Factors that may cause our future operating results to be below expectations and cause our stock price to fall include:

  . the lack of demand for and acceptance of our products, product enhancements and services; for instance, as we expand our target customer focus beyond the information technology sector and into overseas markets, we may encounter increased resistance to adoption of our business process automation solutions;

  . unexpected changes in the development, introduction, timing and competitive pricing of our products and services or those of our competitors;

  . any inability to expand our direct sales force and indirect marketing channels both domestically and internationally;

  . difficulties in recruiting and retaining key personnel in a highly competitive recruiting environment;

  . unforeseen reductions or reallocations of our customers' information technology infrastructure budgets; or

  . any delays or unforeseen costs incurred in integrating technologies and businesses we may acquire.

   We plan to significantly increase our operating expenses to expand our administration, information technology infrastructure, consulting and training, maintenance and technical support, research and development and sales and marketing groups. Our operating expenses are based on our expectations of future revenues and are relatively fixed in the short term. If revenues fall below our expectations in any quarter and we are not able to quickly reduce our spending in response, our operating results for that quarter would be lower than expected and our stock price may fall.

We may lose existing customers or be unable to attract new customers if we do not develop new products or enhance our existing products.

   If we are not able to maintain and improve our product line and develop new products, we may lose existing customers or be unable to attract new customers. We may not be successful in developing and marketing product enhancements or new products on a timely or cost-effective basis. These products, if developed, may not achieve market acceptance. As an example, we have added service delivery management functions to our ServiceSphere suite and we have built enhanced delivery management functionality in part through integration of the technology of InfoWide, Inc. However, we have only recently made these enhancements generally available, and we cannot be certain that any of these enhancements will meet the needs or expectations of our customers.

   A limited number of our customers expect us to develop product enhancements that may address their specific needs. For instance, we have shared with some of our customers our internal product roadmap which includes descriptions of new functional enhancements such as improved time and expense management for future releases of our software. If we fail to deliver these enhancements on a timely basis, we risk damaging our relationship with these customers. We have experienced delays in the past in releasing new products and product enhancements and may experience similar delays in the future. These delays or problems in the installation or implementation of our new releases may cause some of these customers to forego additional purchases of our products or to purchase those of our competitors.

If the market for process automation solutions for professional services organizations does not continue to grow, the growth of our business will not be sustainable.

   The future growth and success of our business is contingent on growing acceptance of, and demand for, business process automation solutions for professional services organizations. All of our historical revenues have been attributable to the sale of automation solutions for professional services organizations. This is a relatively new enterprise application solution category, and it is uncertain whether major services organizations will choose to adopt process automation systems. While we have devoted significant resources to promoting market awareness of our products and the problems our products address, we do not know whether these efforts will be sufficient to support significant growth in the market for process automation products. Accordingly, the market for our products may not continue to grow or, even if the market does grow in the immediate term, that growth may not be sustainable.

If we fail to expand our relationships with third-party resellers and integrators, our ability to grow revenues could be harmed.

   In order to grow our business, we must establish, maintain and strengthen relationships with third parties, such as information technology ("IT") consultants and systems integrators as implementation partners and hardware and software vendors as marketing partners. If these parties do not provide sufficient, high-quality service or integrate and support our software correctly, our revenues may be harmed. In addition, these parties may offer products of other companies, including products that compete with our products. Our contracts with third parties may not require these parties to devote resources to promoting, selling and supporting our solutions. Therefore we may have little control over these third parties. We cannot assure you that we can generate and maintain relationships that offset the significant time and effort that are necessary to develop these relationships, or that, even if we are able to develop such relationships, these parties will perform adequately.

Our services revenues have a substantially lower margin than our software license revenues, and an increase in services revenues relative to license revenues could harm our gross margins.

   A significant shift in our revenue mix away from license revenues to service revenues would adversely affect our gross margins. Revenues derived from services we provide have substantially lower gross margins than revenues we derive from licensing our software. The relative contribution of services we provide to our overall revenues is subject to significant variation based on the structure and pricing of arrangements we enter into with customers in the future, and the extent to which our partners provide implementation, integration, training and maintenance services required by our customers. An increase in the percentage of total revenues generated by the services we provide could adversely affect our overall gross margins.

Difficulties with third-party services and technologies could disrupt our business, and many of our communication systems do not have backup systems.

   Many of our communications and hosting systems do not have backup systems capable of mitigating the effect of service disruptions. Our success in attracting and retaining customers for our ServiceSphere application service provider ("ASP") offering and convincing them to increase their reliance on this solution depends on our ability to offer customers reliable, secure and continuous service. This requires that we provide continuous and error-free access to our systems and network infrastructure. We rely on third parties to provide key components of our networks and systems. For instance, we rely on third-party Internet service providers to host applications for customers who purchase our solutions on a subscription basis. We also rely on third-party communications services providers for the high-speed connections that link our Web servers and office systems to the Internet. Any Internet or communications systems failure or interruption could result in disruption of our service or loss or compromise of customer orders and data. These failures, especially if they are prolonged or repeated, would make our services less attractive to customers and tarnish our reputation.

Our markets are highly competitive and competition could harm our ability to sell products and services and reduce our market share.

   Competition could seriously harm our ability to sell additional software solutions and subscriptions on prices and terms favorable to us. The markets for our products are intensely competitive and subject to rapidly changing technology. We currently compete against providers of automation solutions for professional services organizations, such as Changepoint and Niku. In addition, we may in the future face competition from providers of enterprise application software or electronic marketplaces. Companies in each of these areas may expand their technologies or acquire companies to support greater professional services automation functionality and capabilities. In addition, "in-house" information technology departments of potential customers have developed or may develop systems that substitute for some of the functionality of our product line.

   Some of our competitors' products may be more effective than our products at performing particular functions or be more customized for particular customer needs. Even if these functions are more limited than those provided by our products, our competitors' software products could discourage potential customers from purchasing our products. A software product that provides some of the functions of our software solutions, but also performs other tasks may be appealing to these vendors' customers because it would reduce the number of different types of software necessary to effectively run their businesses. Further, many of our competitors may be able to respond more quickly than we can to changes in customer requirements.

   Some of our competitors have longer operating histories, significantly greater financial, technical, marketing or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors have made and may also continue to make strategic acquisitions or establish cooperative relationships among themselves or with other software vendors. They may also establish or strengthen cooperative relationships with our current or future partners, limiting our ability to promote our products through these partners and limiting the number of consultants available to implement our software.

Our lengthy and unpredictable sales cycles for our products and resistance to adoption of our software could cause our operating results to fall below expectations.

   Our operating results for future periods could be adversely affected because of unpredictable increases in our sales cycles. Our products and services have lengthy and unpredictable sales cycles varying from as little as three months to as much as nine months, which could cause our operating results to be below the expectations of analysts and investors. Since we are unable to control many of the factors that will influence our customers' buying decisions, it is difficult for us to forecast the timing and recognition of revenues from sales of our solutions.

   Customers in our target market often take an extended time evaluating our products before purchasing them. Our products may have an even longer sales cycle in international markets. During the evaluation period, a variety of factors, including the introduction of new products or aggressive discounting by competitors and changes in our customers' budgets and purchasing priorities, may lead customers to not purchase or to scale down orders for our products.

   As we target industry sectors and types of organizations beyond our core market of IT services organizations, we may encounter increased resistance to use of business process automation solutions, which may further increase the length of our sales cycles, increase our marketing costs and reduce our revenues. Because we are pioneering a new solution category, we often must educate our prospective customers on the use and benefit of our solutions, which may cause additional delays during the evaluation process. These companies may be reluctant to abandon investments they have made in other systems in favor of our solution. In addition, IT departments of potential customers may resist purchasing our solutions for a variety of other reasons, particularly the potential displacement of their historical role in creating and running software and concerns that packaged software products are not sufficiently customizable for their enterprises.

Our revenues depend on orders from our top customers, and if we fail to complete one or more orders, our revenues will be reduced.

   Historically, we have received a significant portion of our revenues from a small number of customers. Our operating results may be harmed if we are not able to complete one or more substantial product sales in any future period or attract new customers.

We depend on the continued services of our executive officers, and the loss of key personnel or any inability to attract and retain additional personnel could affect our ability to successfully grow our business.

   If we are unable to hire and retain a sufficient number of qualified personnel, particularly in sales, marketing, research and development, service and support, our ability to grow our business could be affected. Competition for qualified personnel in high technology is intense, particularly in the San Francisco Bay Area where our principal office is located. The loss of the services of our key engineering, sales, service or marketing personnel would harm our operations. For instance, loss of sales and customer service representatives could harm our relationship with the customers they serve, loss of engineers and development personnel could impede the development of product releases and enhancements and decrease our competitiveness, and departure of senior management personnel could result in a loss of confidence in our company by customers, suppliers and partners. None of our key personnel is bound by an employment agreement, and we do not maintain key person insurance on any of our employees. Because we, like many other technology companies, rely on stock options as a component of our employee compensation, if the market price of our common stock decreases or increases substantially, some current or potential employees may perceive our equity incentives as less attractive. In that case, our ability to attract and retain employees may be adversely affected.

   Our future success depends upon the continued service of our executive officers, particularly John Bantleman, our President and Chief Executive Officer, who is critical to determining our broad business strategy. None of our executive officers is bound by an employment agreement for any specific term. Our business could be harmed if we lost the services of one or more of our executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us.

If our products do not stay compatible with widely used software programs, our revenues may be adversely affected.

   Our software products must work with widely used software programs. If these software programs and operating environments do not remain widely used, or we do not update our software to be compatible with newer versions of these programs and systems, we may lose customers.

   Our software only operates on both a computer server running the Microsoft Windows NT or Sun Solaris operating system and a computer server running database software from Microsoft or Oracle. In order to increase the flexibility of our solution and expand our client base, we must be able to successfully adapt it to work with other applications and operating systems. For example, we are in the early stages of customer deployment on the Sun Solaris operating system. Because this development effort is not complete, we cannot be certain that we will avoid significant technical difficulties which could delay or prevent completion of the development effort.

   Our software connects to and uses data from a variety of our customers' existing software systems, including systems from Oracle and SAP. If we fail to enhance our software to connect to and use data from new systems of these products, we may lose potential customers.

The cost and difficulties of implementing our products could significantly harm our reputation with customers and harm our future sales.

   If our customers encounter unforeseen difficulties or delays in deploying our products and integrating them with their other systems, they may reverse their decision to use our solutions, which would reduce our future revenues and potentially damage our reputation. Factors which could delay or complicate the process of deploying our solutions include:

  . customers may need to modify significant elements of their existing IT systems in order to effectively integrate them with our solutions;

  . customers may need to purchase and deploy significant additional hardware and software resources and may need to make significant investments in consulting and training services; and

  . customers may rely on third-party systems integrators to perform all or a portion of the deployment and integration work, which reduces the control we have over the implementation process and the quality of customer service provided to the customer.

Our sales are concentrated in the IT services industry, and if our customers in this industry decrease their infrastructure spending, or we fail to penetrate other industries, our revenues may decline.

   We expect to continue to direct our sales and marketing efforts primarily toward companies in the IT services industry. Sales to customers in the IT services industry accounted for substantially all of our revenues in fiscal 1999 and 2000. Given the high degree of competition and the rapidly changing environment in this industry, there is no assurance that we will be able to continue sales in this industry at current levels. Declines in the stock prices of potential customers in the IT services sector may also limit the ability of IT service providers to invest in their infrastructure. In addition, we intend to market our products to professional services organizations in other industries. Customers in these new industries are likely to have different requirements and may require us to change our product design or features, sales methods, support capabilities or pricing policies. If we fail to successfully address the needs of these customers, we may experience decreased sales in future periods.

If we lose key licenses, we may be required to develop or license alternatives which may cause delays or reductions in sales or shipments.

   We rely on software that we have licensed from third parties, including Poet Software and Inprise/Borland, to perform key functions of our Evolve ServiceSphere ePlatform, and we rely on these and other third parties to support their products for our development and customer support efforts. These companies could terminate our licenses if we breach our agreements with them, or they could discontinue support of the products we license from them. This could result in delays or reductions of sales or shipments of our ePlatform until alternative software can be developed or licensed.

If our products contain significant defects or our services are not perceived as high quality, we could lose potential customers or be subject to damages.

   Our products are complex and may contain currently unknown errors, defects or failures, particularly since new versions are frequently released. In the past we have discovered software errors in some of our products after introduction. We may not be able to detect and correct errors before releasing our products commercially. If our commercial products contain errors, we may:

  . need to expend significant resources to locate and correct the errors;

  . be required to delay introduction of new products or commercial shipment of products; or
  . experience reduced sales and harm to our reputation from dissatisfied customers.

   Our customers also may encounter system configuration problems that require us to spend additional consulting or support resources to resolve these problems.

   Because our software products are used for critical operational and decision-making processes by our customers, product defects may also give rise to product liability claims. Although our license agreements with customers typically contain provisions designed to limit our exposure, some courts may not enforce all or part of these limitations. Although we have not experienced any product liability claims to date, we may encounter these claims in the future. Product liability claims, whether or not they have merit, could:

  . divert the attention of our management and key personnel from our business;

  . be expensive to defend; and

  . result in large damage awards.

   We do not have product liability insurance, and even if we obtain product liability insurance, it may not be adequate to cover all of the expenses resulting from such a claim. In addition, if our customers do not find our services to be of high quality, they may elect to use other training, consulting and product integration firms rather than contract for our services. If customers are dissatisfied with our services, we may lose revenues.

Our business may suffer if we are not able to protect our intellectual property.

   Our success is dependent on our ability to develop and protect our proprietary technology and intellectual property rights. We seek to protect our software, documentation and other written materials primarily through a combination of patent, trade secret, trademark and copyright laws, confidentiality procedures and contractual provisions. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. Further, our competitors may independently develop or patent technologies that are substantially equivalent or superior to ours.

   We have two patent applications pending in the United States with respect to the "Team Builder" functionality in our Resource Manager module, and the enablement of dynamically configurable software systems by our ServiceSphere software server. While the former application has not been issued, we have received notice from the U.S. Patent Office that the latter application has been allowed. However, there can be no assurance that either application would survive a legal challenge to its validity or provide significant protection to us. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult. While we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem, particularly in foreign countries where the laws may not protect proprietary rights as fully as in the United States. We can offer no assurance that our means of protecting its proprietary rights will be adequate or that our competitors will not reverse engineer or independently develop similar technology.

If others claim that we are infringing their intellectual property, we could incur significant expenses or be prevented from selling our products.

   We cannot provide assurance that others will not claim that we are infringing their intellectual property rights or that we do not in fact infringe those intellectual property rights. We have not conducted a search for existing intellectual property registrations, and we may be unaware of intellectual property rights of others that may cover some of our technology.

   Any litigation regarding intellectual property rights could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements.

   We may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or an injunction against use of our products. A successful claim of patent or other intellectual property infringement against us would have an immediate material adverse effect on our business and financial condition.

We have grown very quickly, and if we fail to manage our growth, our ability to generate new revenues and achieve profitability would be harmed.

   We have grown significantly since our inception and will need to grow quickly in the future. Any failure to manage this growth could impede our ability to increase revenues and achieve profitability. In order to manage growth effectively, we must:

  . hire, train and integrate new personnel;

  . continue to augment our management information systems;

  . manage our sales and services operations, which are in several locations;
    and

  . expand and improve our systems and facilities.

We intend to further expand operations internationally, but we may encounter a number of problems in doing so which could limit our future growth.

   We may not be able to successfully market, sell, deliver and support our products and services internationally. Any failure to build and manage effective international operations could limit the future growth of our business. Expansion into international markets requires significant management attention and financial resources to open additional international offices and hire international sales and support personnel. Localizing our products is difficult and may take longer than we anticipate due to difficulties in translation and delays we may experience in recruiting and training international staff. We currently have no experience in developing local versions of our products, and limited experience in marketing, selling and supporting our products and services overseas. Doing business internationally involves greater expense and many additional risks, particularly:

  . differences and unexpected changes in regulatory requirements, taxes, trade laws, tariffs, intellectual property rights and labor regulations;

  . changes in a specific country's or region's political or economic conditions;

  . greater difficulty in establishing, staffing and managing foreign operations; and

  . fluctuating exchange rates.

Security concerns, particularly related to the use of our software on the Internet, may limit the effectiveness of and reduce the demand for our products.

   Despite our efforts to protect confidential and proprietary information of our customers stored on Services.com or our ServiceSphere ASP offering via virtual private networks and other security devices, there is a risk that this information will be disclosed to unintended third-party recipients. To the extent our ability to implement secure private networks on our Services.com site or for our ServiceSphere ASP service is impaired by technical problems, or by improper or incomplete procedural diligence by either ourselves or our customers, sensitive information could be exposed to inappropriate third parties such as competitors of our customers, which may in turn expose us to liability and detrimentally impact our customers' confidence in Services.com or our ASP service.

Services.com, the online applications portal business model, may not achieve customer acceptance.

   Our Services.com online applications portal was launched in March 2000. However, we cannot be certain that current or future customers will choose to use Services.com, and we do not anticipate that such fees, or lack thereof, will have a material impact on our revenue.

Resistance to online use of personal information regarding employees and consultants may hinder the effectiveness of and reduce demand for our products and services.

   Companies store information on the Services.com site, our ASP offering and on online networks created by our customers, which may include personal information of their employees, including employee backgrounds, skills, and other details. These employees may object to online compilation, transmission and storage of such information, or, despite our efforts to keep such personal information secure, this information may be delivered unintentionally to inappropriate third parties such as recruiters. Enterprise applications like ServiceSphere have always run on secure company intranets. The information contained in ServiceSphere databases will be exposed to the unpredictable security of the Internet, which may create unforeseen liabilities for us. ServiceSphere is currently targeted primarily to the North American market, but to the extent that European companies and customers will have access to it (given the global nature of the Internet), and to the extent that our services are utilized by Europeans, legal action grounded in European privacy laws could prevent Services.com and our ASP service from succeeding in the European market.

Potential imposition of governmental regulation or taxation on electronic commerce could limit our growth.

   The adoption of new laws or the adaptation of existing laws to the Internet may decrease the growth in the use of the Internet, which could in turn decrease the demand for our solutions, increase our cost of doing business or otherwise have a material adverse impact on our business. Few laws or regulations currently directly apply to access to commerce on the Internet. Federal, state, local and foreign governments are considering a number of legislative and regulatory proposals relating to Internet commerce. As a result, a number of laws or regulations may be adopted regarding Internet user privacy, taxation, pricing, quality of products and services and intellectual property ownership. How existing laws will be applied to the Internet in areas such as property ownership, copyright, trademark, trade secret and defamation is uncertain. The recent growth of Internet commerce has been attributed by some to the lack of sales and value-added taxes on interstate sales of goods and services over the Internet. Numerous state and local authorities have expressed a desire to impose such taxes on sales to businesses in their jurisdictions. The Internet Tax Freedom Act of 1998 prevents imposition of such taxes through October 2001. If the federal moratorium on state and local taxes on Internet sales is not renewed, or if it is terminated before its expiration, sales of goods and services over the Internet could be subject to multiple overlapping tax schemes, which could substantially hinder the growth of Internet-based commerce, including use of our Services.com offering.

If we need additional financing to maintain and expand our business, financing may not be available on favorable terms, if at all.

   We expect to incur net losses before amortization charges for the foreseeable future. We may need additional funds to expand or meet all of our operating needs. If we need additional financing, we cannot be certain that it will be available on favorable terms, if at all. Further, if we issue additional shares of our capital stock, stockholders will experience additional dilution, which may be substantial. If we need funds and cannot raise them on acceptable terms, we may not be able to continue our operations at the current level or at all.

The sale of a substantial number of shares of common stock could cause the market price of our common stock to decline.

   Sales of a substantial number of shares of our common stock in the public market, or the appearance that such shares are available for sale, could adversely affect the market price for our common stock. As of January 12, 2001, we had 38,453,366 shares of common stock outstanding. Of these shares, substantially all of the 5,750,000 shares of common stock that we sold in our initial public offering are freely tradable in the public market without restriction unless held by our affiliates, in which case the shares are tradable subject to certain volume limitations. The 6,940,287 outstanding shares of common stock covered by this prospectus are, and the 215,000 shares subject to stock options if such options are exercised before February 5, 2001 will be, subject to 180-day lock-up agreements entered into between the holders of these shares and the representatives of the underwriters for our initial public offering. These lock-up agreements provide that such holders may not sell their shares until February 5, 2001. Upon expiration of these lock-up agreements, any such shares that are fully vested will be freely tradable, subject to the volume limitations contained in Rule 144(e) promulgated under the Securities Act; of these shares, 3,433,546 are presently vested or on February 5, 2001 will be vested.

   The remaining 25,763,079 shares of common stock outstanding as of the date of this prospectus are subject to similar lock-up agreements and, as a result of being issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act, are limited by resale restrictions. Of these 25,763,079 shares, eligibility for resale will be as follows:

  . Upon expiration of the lock-up agreements on February 5, 2001, an aggregate of 15,254,431 shares will be eligible for sale, in some cases subject only to volume, manner of sale and notice requirements of Rule 144 under the Securities Act.

  . An additional 3,506,741 shares will become eligible for sale (in addition to the 215,000 shares, subject to options, being registered herein, if such options are exercised), subject only to the manner of sale requirements of Rule 144, as our right to repurchase these shares lapses over time with the continued employment by Evolve of these stockholders.

  . On March 31, 2001, 2,001,907 shares issued to stockholders of InfoWide, Inc., a company we acquired on March 31, 2000, will be eligible for sale, subject only to volume, manner of sale and notice requirements of Rule 144 under the Securities Act.

  . On June 28, 2001, and July 13, 2001, respectively, aggregate amounts of 3,007,775 shares and 1,992,225 shares, acquired through the conversion of preferred stock, will become eligible for sale, subject only to these same Rule 144 requirements.

   As of the date of this prospectus, we also have 3,174,413 shares subject to outstanding options under our stock option plans (in addition to the 215,000 options issued outside of any plan), and 3,323,610 shares are available for future issuance under these plans. We have registered the shares of common stock subject to outstanding options and reserved for issuance under our stock option plans and the 2,000,000 shares of common stock reserved for issuance under our 2000 Employee Stock Purchase Plan. Accordingly, shares underlying vested options will be eligible for resale in the public market beginning on February 5, 2001.

   In addition, 9,167 shares of our common stock issuable upon exercise of warrants will become eligible for sale on various dates upon expiration or release of the lock-up agreements. After this offering and expiration or release of the lock-up agreements, holders of 21,249,160 shares of the common stock and the holders of warrants to purchase approximately 5,000 shares of common stock may require us to register their shares for resale under the federal securities laws.

                                USE OF PROCEEDS

   Evolve will not receive any of the proceeds from the sale of the shares of common stock pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" described below.

                              SELLING STOCKHOLDERS

   The selling stockholders acquired ownership of all the shares listed below either through the exercise of stock options granted them under our 1995 Stock Option Plan, through private sales by means of restricted stock purchase agreements entered into as part of such stockholders' employment with us, or pursuant to options issued to foreign-based employees outside of any stock plan. In accordance with Item 507 of Regulation S-K, the following table shows in each case as of January 16, 2001 the name of each selling stockholder and how many shares the selling stockholder may offer for resale under this prospectus. In each case, all shares being registered herein by each stockholder comprise all shares held by such stockholder, except as to those shares beneficially owned by certain stockholders as described in the table on page 17 herein. Evolve may amend or supplement this prospectus from time to time in the future to update or change this list of selling stockholders and shares which may be resold.

   Of the 7,155,287 shares listed below, 3,721,741 are subject to our right of repurchase, which right lapses over time with the continued employment by Evolve of these stockholders.

                                                        Shares that may be
Name                                           Status # offered for resale RSPA*
----                                           -------- ------------------ -----
Albert Lucas and Jane S. Lucas, Trustees of
 the Lucas Family Revocable Trust............      4           67,361         B
Aneesha Gupta Irrevocable Trust..............      2            4,444         B
Bantleman, Betty.............................      5            1,667         D
Bantleman, John..............................    2,3          132,500         D
Bantleman, John..............................    2,3        1,100,000         B
Bantleman, Peter.............................      5            5,000         D
Bantleman, Simon.............................      5              833         D
Bartholomew, Glenn...........................      1           15,000         C
Benziger, Maureen Duffy......................      5              200         A
Bernard, Maurice & Nicole....................      5              125         B
Boas, Christopher............................      1           16,667
Bolles, Gary A...............................      4           36,111         A
Bozzini, James...............................      2          750,000         B
Cardwell, Graham.............................      1           15,000         C
Casey, Lien..................................      1            1,667
Chun, Lily...................................      1            5,833
Chung, Angel.................................      1              667
Cox, John....................................      1              833
Crosby, Dan..................................      2          175,000         C
Cunningham, Mary Frances.....................      5              200         A
Dannert, David...............................      1              833
Darrow, Ruth A...............................      1            9,667
Davis, Mark L................................      2          333,333         B
Dearnley, Sharon.............................      1            3,125
DeLeon, J. Russell...........................      1           31,250         A
DeLeon, J. Russell...........................      1          200,084         B
Dighe, Rajesh................................      1            4,167
Ding, Jie....................................      1            3,333
Donlan, Peter K..............................      1            3,333
Douglas Sloan Sinclair and Keith David Taylor
 as Trustees of the Craig Douglas Sinclair
 Trust dated May 12, 2000....................      2            1,667         B
Douglas Sloan Sinclair and Keith David Taylor
 as Trustees of the Jeffrey Stuart Sinclair
 Trust dated May 12, 2000....................      2            1,667         B

                                                       Shares that may be
Name                                          Status # offered for resale RSPA*
----                                          -------- ------------------ -----
Douglas Sloan Sinclair and Keith David
 Taylor as Trustees of the Keith John
 Sinclair Trust dated May 12, 2000..........      2            1,667         B
Drake, Diane................................      1            3,333
Drazan, Jeffrey M...........................      3           83,333         B
Drazan, Jeffrey M...........................      3           41,667
Dunn, Caroline..............................      5            1,667         A
England, Patricia A.........................      1            4,167
Ferrie, Christian...........................      5            1,150         B
Ferrie, George & Christine..................      5              750         B
Ferrie, Laurence............................      5            1,150         B
Finney, Blaire A............................      1           12,096
Judith Fox..................................      5              200
Fritch, Cynthia.............................      5              833         A
Fritch, Kristen.............................      5              167         A
Fuca, Joe...................................      2          125,000
Gehring, Susie..............................      1            4,167
Glassey, C. Roger...........................      4           31,250         A
Govinda, Ramamurthy.........................      1            1,167
Gupta Family Trust..........................      2          282,778         B
Hamilton, Judith............................      3           83,333         B
Hare, Jonathan..............................      4        1,300,000         A
Hatton, Ernest Will.........................      1              233
Heikkinen, Kurt.............................      2          291,667         B
Higbee, Lisa................................      1            1,750
Ho, Jiun....................................      5              200         A
Hubert, Claude & Chantal....................      5              500         B
Inglis, Joshua..............................      1            1,042
Jackson, Laura..............................      1              250
Jones, Jessica..............................      5              167         A
Joshi, Shri.................................      1            2,500
JRO Consulting..............................      3          333,333         B
Kallas, Rula................................      1              833
Karina Gupta Irrevocable Trust..............      2            4,444         B
Keel, Robert................................      4            3,125
Kerr, Carl..................................      5              167         A
Kerr, Laurissa..............................      5              167         A
Kerr, Tania.................................      5              833         A
Koopman, Isabel & John......................      5              600         B
Kooshmanian, Frederic.......................      5              600         B
Korsager, Charlotte.........................      1            1,250
Lewis, Jeffrey J............................      1              667
Liu, Robin R................................      1              208
Looney, Sloan D.............................      1            6,042
Maranyan, Zemfira...........................      1            1,333
Marc Ferrie and Virginie Ferrie, as Trustees
 of the Marc And Virginie Ferrie Trust
 Agreement, Dated as of 5/4/2000............      2          454,722         B
Marc Ferrie and Virginie Ferrie, as Trustees
 of the Marc And Virginie Ferrie Trust
 Agreement, Dated as of 5/4/2000............      2           31,945         B
Margolis, Jay...............................      1            5,333
Marino, Tom.................................      3              867
Martinez, Corinne Y.........................      4          104,167         A

                                                      Shares that may be
Name                                         Status # offered for resale RSPA*
----                                         -------- ------------------ -----
McClure, Frank..............................     5             500          B
McClure, Jeff...............................     2          50,667          B
McClure, John & Jean........................     5           1,000          B
McClure, Lonny..............................     5             500          B
McLaughlin, David J.........................     4          26,666          A
Merritt, Cheryl.............................     5           1,667          A
Merritt, Lauren.............................     5             167          A
Merritt, Richard............................     5             167          A
Merritt, Sascha.............................     5             167          A
Mirjan, Hasan...............................     1             433
Moon, Hannah Y..............................     1             833
Morgante, Guy T.............................     4          25,000          B
Morris, Chase...............................     5             167          A
Morris, Doyle...............................     5             833          A
Morris, Doyle Jr............................     5             833          A
Morris, Jordyn..............................     5             167          A
Morris, Michael.............................     5             833          A
Morris, Randall.............................     5             833          A
Morris, Rebecka.............................     5             167          A
Moulton, Dennis.............................     4           7,533          A
Murati, Charles J...........................     1           1,225
Muth, Richard A.............................     1          11,777
Noyes, Thomas J.............................     1          62,500          A
Noyes, Thomas J.............................     1          15,000
Nunes, Donna & Rich.........................     5           1,000          B
Nunes, Greg.................................     5             500          B
Paugh, Robert...............................     1           1,500
Plummer, James..............................     1          10,000          C
Rochester, Paul.............................     3          83,333
Rountree, Gregory...........................     1           1,667
Sacco, John.................................     1           8,333
Salomon Smith Barney as SEP IRA Custodian
 FBO Jane Lucas Acct........................     5           9,167          B
Saville, Richard J..........................     4          65,972          A
Scherba, Tonya E............................     1           7,083
Seashols, Michael...........................     4         100,000          E
Sinclair, Douglas S.........................     4         411,667          B
Smit, Jason S...............................     1           4,167
Sonjfari, Khadija...........................     5             125          B
Stoll, Peter................................     1           6,667
Strain, Curtis E............................     1           2,917
Tahvildary, Andrew..........................     1          16,667
Tepermeyster, Natalie.......................     1             250
The Bert And Jane Lucas Children's
 Irrevocable Trust..........................     4           7,500          B
Torreano, Robert............................     1           2,917
Venkateswaran, Balaj........................     1           8,333
Warner, Chris J.............................     1           1,250
Wen, Eric...................................     1           1,250
Winograd, Steve.............................     1           3,000
Wisnovsky, Peter............................     1           9,167
Wong, Debra S...............................     1           3,333
Wylder, Marilyn.............................     1             500

                                                        Shares that may be
Name                                           Status # offered for resale RSPA*
----                                           -------- ------------------ -----
Yoffie, David.................................     4          25,000          A
Zhang, Qin....................................     1           2,000

--------
# Status column codes indicate the following:

  (1) As of the date of this prospectus, the selling stockholder is employed by the Company as an employee or a non-executive officer.
  (2) As of the date of this prospectus, the selling stockholder is employed by the Company as an executive officer.
  (3) As of the date of this prospectus, the selling stockholder serves as a director of the Company. JRO Consulting, Inc., is owned by John R. Oltman, the Chairman of our Board of Directors.
  (3) The selling stockholder is or was a consultant to the Company.
  (4) The selling stockholder was previously employed by the Company.
  (5) The selling stockholder received shares by means of a gift.

*RSPA column codes indicate the following:

  (A) Purchased using Restricted Stock Purchase Agreement in the form attached as Exhibit 4.2 (or received as a gift from such a purchaser).
  (B) Purchased using Restricted Stock Purchase Agreement in the form attached as Exhibit 4.3 (or received as a gift from such a purchaser).
  (C) Options underlying these shares were issued under the Non-Plan Stock Option Agreement in the form attached as Exhibit 4.4.
  (D) Purchased using Restricted Stock Purchase Agreement dated January 1998, attached as Exhibit 4.5 (or received as a gift from such a purchaser).
  (E) Purchased using Restricted Stock Purchase Agreement dated September 1997, attached as Exhibit 4.6.

   We have calculated the number of shares each selling stockholder "beneficially owns" in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership as defined in Rule 13d-3 does not necessarily indicate beneficial ownership for any other purpose. Under Rule 13d-3, a person beneficially owns all shares to which he or she has either sole or shared voting power or sole or shared investment power, as well as all shares which they have the right to acquire within 60 days of the calculation date by exercising any stock option or other right. Since the paragraph above the foregoing list speaks of January 16, 2001, beneficial ownership therefore includes all shares which the selling stockholder has the right to acquire within 60 days after January 16, 2001 (i.e., on or before March 17, 2001). As of the date of this prospectus, six of the above stockholders beneficially own more than 1% of our outstanding common stock, as detailed in the table below.

                                                               Shares Beneficially Percentage of Total
                                                               Owned Assuming Sale  Shares Outstanding
                          Shares Beneficially    Percent of       of All Shares      Assuming Sale of
                              Owned as of       Total Shares    Included In This   All Shares Included
Name of Beneficial Owner  January 16, 2001 (#) Outstanding (%)    Offering (#)     In This Offering (%)
------------------------  -------------------  --------------- ------------------- --------------------
John P. Bantleman ......       1,232,500(1)         3.20%                 0                 --
James J. Bozzini .......         750,000(2)         1.95%                 0                 --
Marc C. Ferrie .........         536,667(3)         1.40%            50,000                 (7)
Jonathan Hare ..........       1,333,333(4)         3.47%            33,333                 (7)
John R. Oltman .........         398,810(5)         1.04%            65,477                 (7)
Douglas S. Sinclair.....         416,668(6)         1.08%                 0                 --

--------
(1) Represents shares subject to a lapsing repurchase right in favor of the Company, which has lapsed as to 536,874 shares as of January 16, 2001.
(2) Represents shares subject to a lapsing repurchase right in favor of the Company, which has lapsed as to 218,750 shares as of January 16, 2001.
(3) Represents shares subject to lapsing repurchase right in favor of the Company, which has lapsed as to 200,207 shares as of January 16, 2001. These shares are held by two trusts of which Mr. Ferrie and members of his family are trustees and beneficiaries.

(4) Mr. Hare may disclaim beneficial ownership of up to 33,333 of these shares that he does not own directly.
(5) These shares are held by JRO Consulting, Inc. Mr. Oltman, the President of JRO Consulting, Inc., is the beneficial owner of these shares. The total includes 41,667 options issued but not exercised pursuant to an early exercise option agreement. Of these options, 6,076 are fully vested and the underlying shares would not be subject to a right of repurchase by the Company if they were exercised.
(6) Represents shares subject to a lapsing repurchase right in favor of the Company, which has lapsed as to 62,708 shares as of January 16, 2001.
(7) Constitutes under 1.0% of total shares outstanding assuming sale of all shares included in this offering.

                              PLAN OF DISTRIBUTION

   We have been advised by the selling stockholders that they may sell all or a portion of the shares offered hereby from time to time in the Nasdaq National Market and that sales will be made at prices prevailing in the Nasdaq National Market at the times of such sales. The selling stockholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. Further, the selling stockholders may choose to dispose of the shares offered hereby by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the selling stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

   Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if such broker acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

   We have advised the selling stockholders that Regulation M promulgated under the Exchange Act may apply to sales in the market and has informed them of the possible need for delivery of copies of this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

   Upon our being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the selling stockholders, the commissions paid or discounts or concessions allowed by the selling stockholders to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus.

   There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered hereunder.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission, a registration statement on Form S-8/S-3, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. The prospectus does not contain all of the information included in the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

   We are also subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act we file reports, proxy statements and other information with the SEC. The registration statement, including the attached exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of the registration statement and the reports, proxy and information statements and other information that we file with the SEC may be obtained from the SEC's Internet address at http://www.sec.gov.

                     INFORMATION INCORPORATED BY REFERENCE

   The following documents and information previously filed with the Securities and Exchange Commission by us are hereby incorporated by reference in this registration statement:

  (1) Our registration statement on Form S-1 (Registration No. 333-32796) under the Securities Act of 1933, as amended, in the form declared effective on August 9, 2000 including the prospectus dated August 9, 2000 as filed by us pursuant to Rule 424(b) on August 8, 2000.

  (2) Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, filed pursuant to Section 13 of the Exchange Act.

  (3) The description of our common stock contained in our registration statement on Form 8-A filed July 26, 2000 pursuant to Section 12(g) of the Exchange Act and declared effective August 9, 2000.

   All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. You may request a copy of these filings, at no cost, by writing: Director of Investor Relations, Evolve Software, Inc., at 1400 65th Street, Suite 100, Emeryville, CA 94608, or by calling the Director of Investor Relations at (510) 428-6000.

                                 LEGAL MATTERS

   The validity of the Shares of Common Stock offered hereby will be passed upon for Evolve by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this Registration Statement, an investment partnership composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, in addition to certain current and former individual members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially own an aggregate of 24,762 shares of Evolve Software, Inc. Common Stock.

                                    EXPERTS

   The financial statements incorporated in this Prospectus by reference to the Registration Statement on Form S-1 (File No. 333-75296) of Evolve Software, Inc. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of InfoWide, Inc. as of December 31, 1999 and 1998, and for the year ended December 31, 1999, for the period from April 15, 1998 (inception) to December 31, 1998, and for the period from April 15, 1998 (inception) to December 31, 1999, incorporated in this Prospectus by reference from the Registration Statement on Form S-1 (File No. 333-75296) of Evolve Software, Inc. have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein, and have been so incorporated in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

                             EVOLVE SOFTWARE, INC.

                                7,155,287 Shares

                                       of

                                  Common Stock

                     -------------------------------------

                                   PROSPECTUS

                     -------------------------------------

                                January 16, 2001

                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

   The following documents and information previously filed with the Securities and Exchange Commission by us are hereby incorporated by reference in this registration statement:

  (1) Our registration statement on Form S-1 (Registration No. 333-32796) under the Securities Act of 1933, as amended, in the form declared effective on August 9, 2000 including the prospectus dated August 9, 2000 as filed by us pursuant to Rule 424(b) on August 8, 2000.

  (2) Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, filed pursuant to Section 13 of the Exchange Act.

  (3) The description of our common stock contained in our registration statement on Form 8-A filed July 26, 2000 pursuant to Section 12(g) of the Exchange Act and declared effective August 9, 2000.

   All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

   Not Applicable.

Item 5. Interests of Named Experts and Counsel.

   The validity of the shares of Common Stock offered hereby has been passed upon for Evolve Software, Inc. by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this Registration Statement, an investment partnership composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, in addition to certain current and former individual members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially own an aggregate of 24,762 shares of Evolve Software, Inc. Common Stock.

Item 6. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article NINTH of our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

   Article VI of our Amended and Restated Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of us if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

   We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Amended and Restated Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future. The indemnification agreements may require us, among other things, to indemnify our directors and officers against certain liability that may arise by reason of their status or service as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms.

Item 7. Exemption From Registration Claimed.

   The issuance of the shares being offered by the Form S-3 resale prospectus contained in this Registration Statement were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

Item 8. Exhibits.

 Exhibit
 Number                                Description
 -------                               -----------
  4.1*   1995 Stock Option Plan and form of agreement used thereunder

         Form of Restricted Stock Purchase Agreement in use through January 31,
  4.2    1999

         Form of Restricted Stock Purchase Agreement in use beginning February
  4.3    1, 1999

  4.4    Form of Non-Plan Stock Option Agreement

         Restricted Stock Purchase Agreement for John P. Bantleman dated
  4.5    January 1998

         Restricted Stock Purchase Agreement for Michael Seashols dated
  4.6    September 1997

  5.1    Opinion of counsel as to legality of securities being registered

 23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants

 23.2    Consent of Deloitte & Touche LLP, Independent Auditors

 23.3    Consent of Counsel (contained in Exhibit 5.1)

 24.1    Power of Attorney (contained on page II-5)

--------
* Incorporated by reference to Exhibit 10.5 filed with our registration statement on Form S-1 (No. 333-32796).

Item 9. Undertakings.

   (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on this 12th day of January, 2001.

                                          Evolve Software, Inc.

                                          /s/ John P. Bantleman
                                          _____________________________________
                                          John P. Bantleman
                                          President and Chief Executive
                                           Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John P. Bantleman and Douglas S. Sinclair, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8/S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


             Signature                           Title                    Date
             ---------                           -----                    ----

      /s/ John P. Bantleman          President, Chief Executive     January 12, 2001
____________________________________ Officer and Director
          John P. Bantleman          (Principal Executive
                                     Officer)

     /s/ Douglas S. Sinclair         Chief Financial Officer        January 12, 2001
____________________________________ (Principal Financial
         Douglas S. Sinclair         Officer)

      /s/ Kenneth J. Bozzini         Director of Finance,           January 12, 2001
____________________________________ Corporate Controller (Chief
          Kenneth J. Bozzini         Accounting Officer)

      /s/ Jeffrey M. Drazan          Director                       January 12, 2001
____________________________________
          Jeffrey M. Drazan

                                     Director
____________________________________
          Judith H. Hamilton

        /s/ John R. Oltman           Director                       January 12, 2001
____________________________________
            John R. Oltman

        /s/ Paul Rochester           Director                       January 12, 2001
____________________________________
            Paul Rochester

                             EVOLVE SOFTWARE, INC.

                     REGISTRATION STATEMENT ON FORM S-8/S-3

                               INDEX TO EXHIBITS

 Exhibit
 Number                                Description
 -------                               -----------
  4.1*   1995 Stock Option Plan and form of agreement used thereunder

  4.2    Form of Restricted Stock Purchase Agreement in use through January 31,
         1999

  4.3    Form of Restricted Stock Purchase Agreement in use beginning February
         1, 1999

  4.4    Form of Non-Plan Stock Option Agreement

  4.5    Restricted Stock Purchase Agreement for John P. Bantleman dated
         January 1998

  4.6    Restricted Stock Purchase Agreement for Michael Seashols dated
         September 1997

  5.1    Opinion of counsel as to legality of securities being registered

 23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants

 23.2    Consent of Deloitte & Touche LLP, Independent Auditors

 23.3    Consent of Counsel (contained in Exhibit 5.1)

 24.1    Power of Attorney (contained on page II-5)

--------
*Incorporated by reference to Exhibit 10.5 filed with our registration statement on Form S-1 (No. 333-32796).